SIFCO Industries, Inc. (“SIFCO”) Announces
Second Quarter Fiscal 2016 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE MKT: SIF) today announced financial results for its second quarter of fiscal 2016, which ended March 31, 2016.

Second Quarter

•	Net sales from continuing operations in the second quarter fiscal 2016 increased 18.1% to $29.1 million, compared to $24.6 million in the second quarter fiscal 2015.

•	Loss from continuing operations before income tax provision in second quarter fiscal 2016 was $0.5 million compared with loss of $1.2 million in second quarter fiscal 2015.

•
Loss from continuing operations for second quarter fiscal 2016 was $0.3 million, or $0.05 per diluted share, compared with loss of $0.9 million, or $0.16 per diluted share, in second quarter fiscal 2015.

First Six Months

•	Net sales from continuing operations in the first six months of fiscal 2016 increased 25.8% to $56.2 million, compared to $44.7 million in the comparable period in fiscal 2015.

•	Loss from continuing operations before income tax provision in the first six months of fiscal 2016 was $5.1 million compared with a loss of $3.1 million in the comparable period in fiscal 2015.

•
Loss from continuing operations in the first six months of fiscal 2016 was $2.9 million, or $0.53 per diluted share, compared with loss of $2.2 million, or $0.41 per diluted share, in the comparable period in fiscal 2015.

CEO Mike Lipscomb stated, “While still short of our expectations, the second quarter of fiscal 2016 showed improvement over the first quarter of this year and over the same quarter in fiscal 2015 on a continuing operations basis. We continued to incur one-time costs in the quarter related to the delayed filing of our 2015 Form 10-K. With the filing completed in late January, further cost impact from that experience will not affect the future quarters of fiscal 2016. Despite a challenging first half, SIFCO has continued to generate healthy cash flows, as evidenced by an over $10M reduction in debt since the beginning of the fiscal year.

Over the past several years, our customers have been scheduling deliveries later in the year, and we remain well prepared to meet their demand in the 3rd and 4th quarters. The expansion of our plant in California is progressing well and we are on schedule to occupy the new space in July. I’m proud of the work the team has done and we all remain committed to driving continued operational improvements across all of our plants. ”

Forward-Looking Language
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

The Company's Form 10-K for the year ended September 30, 2015 can be accessed through its website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

The Company is engaged in the production of forgings and machined components primarily in the Aerospace and Energy markets. The processes and services and services include heat-treating and machining. The Company operates under one segment.
Second Quarter Ended March 31
(Amounts in thousands, expect per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Net sales	$29,075	$24,615	$56,237	$44,695
Cost of goods sold	25,513	20,914	50,566	37,992
Gross profit	3,562	3,701	5,671	6,703
Selling, general and administrative expenses	3,130	4,486	8,750	8,930
Amortization of intangible assets	613	520	1,328	1,040
Loss on disposal of operating assets	30	2	32	2
Operating loss	(211)	(1,307)	(4,439)	(3,269)
Interest income	(22)	(3)	(32)	(7)
Interest expense	436	48	845	108
Foreign currency exchange (gain) loss, net	20	(48)	34	(57)
Other income, net	(107)	(107)	(214)	(214)
Loss from continuing operations before income tax benefit	(538)	(1,197)	(5,072)	(3,099)
Income tax benefit	(239)	(334)	(2,175)	(894)
Loss from continuing operations	(299)	(863)	(2,897)	(2,205)
Income from discontinued operations, net of tax	—	799	—	736
Net loss	$(299)	$(64)	$(2,897)	$(1,469)

Loss per share from continuing operations
Basic	$(0.05)	$(0.16)	$(0.53)	$(0.41)
Diluted	$(0.05)	$(0.16)	$(0.53)	$(0.41)

Income per share from discontinued operations, net of tax
Basic	$—	$0.15	$—	$0.14
Diluted	$—	$0.15	$—	$0.14

Net loss per share
Basic	$(0.05)	$(0.01)	$(0.53)	$(0.27)
Diluted	$(0.05)	$(0.01)	$(0.53)	$(0.27)

Weighted-average number of common shares (basic)	5,464	5,438	5,458	5,430
Weighted-average number of common shares (diluted)	5,464	5,446	5,458	5,447
_____________________________________________________________________________________________________
Contacts
SIFCO Industries, Inc.
Salvatore Incanno, 216-881-8600

www.sifco.com